Scudder Kemper Investments, Inc.
                                     Two International Place
                                     Boston, MA 02110
                                     April 12, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE: Scudder GNMA Fund (the "Fund" and the "Trust') (Reg. No. 2-82632) (811-3699); Post Effective Amendment No. 25 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

         We are filing today through the EDGAR system on behalf of the Funds, pursuant to Rule 485(a) under the Securities Act of 1933, as amended, (the "Securities Act") and Rule 8b-16 under the Investment Company Act of 1940, Post-Effective Amendment No. 25 to the above-referenced Trust's Registration Statement on Form N-1A (the "Amendment"). The Amendment has been electronically coded to show changes from the Prospectuses and Statements of Additional Information filed with the Commission in Post-Effective Amendment No. 24 on February 11, 2000.

         Pursuant to Rule 461 of the Securities Act, the Trust, together with Scudder Investor Services, Inc., the principal underwriter of the Funds, hereby requests an accelerated effective date of April 12, 2000, for the Amendment.

         The Fund is filing the Amendment in order to include a prospectus supplement which discusses the proposed reorganization and elimination of the Fund, currently set for later this year. The Board of Trustees has approved the reorganization of the Fund which provides for the transfer of substantially all of the assets and the assumption of all of the liabilities of the Fund in exchange for voting shares of another designated fund advised by Scudder Kemper Investments. The reorganizations can be consummated only if, among other things, it is approved by a majority of shareholders of each Fund. This prospectus supplement is currently in use and was filed pursuant to Rule 497(c) on February 9, 2000. There have been no other material changes in the documents since the previous (a) filing made on February 11, 2000. This filing includes all component parts and exhibits that would have been filed with the 485(b) filing.

         Any comments or question on this filing should be directed to James Cove at 617-295-3357.

                                           Very truly yours,



                                           /s/James Cove
                                           James Cove

The undersigned consents to the filing of this request and the requirements set forth in the Securities Act of 1933 as applicable thereto:




                                    /s/Caroline Pearson
                                    Caroline Pearson
                                    Clerk, Scudder Investor Services Inc.
                                    Assistant Secretary, Scudder Portfolio Trust

cc:    Allison Beakley
       Dechert Price & Rhoads